Exhibit 10.10

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(c) and Rule 24b-2

COMMERCIAL API SUPPLY AGREEMENT

BETWEEN

F.I.S. - FABBRICA ITALIANA SINTETICI S.p.A.

AND

NEUROCRINE BIOSCIENCES Inc.,

DATED AS OF

March 9, 2017

EXHIBITS AND SCHEDULES TO AGREEMENT

1.1Initial Validation Stability Studies

1.2Commercial Stability Studies

2.1Initial Non-Binding Forecast

2.2Batch Sizes

3.1	API Prices

4.1Minimum Expiration Dating

5.1Quality Agreement

COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of March, 2017 (the “Effective Date”) by and between F.I.S. - FABBRICA ITALIANA SINTETICI S.p.A., a corporation organized under the laws of the Republic of Italy, with offices at Viale Milano 26, 36075 Montecchio Maggiore (VI), Italy (hereinafter “FIS”) and NEUROCRINE BIOSCIENCES Inc., a corporation organized under the laws of Delaware, with offices at 12780 El Camino Real, San Diego, California, 92130, USA (“Neurocrine”), on behalf of itself and its wholly-owned subsidiary, Neurocrine Therapeutics, Ltd., a corporation organized under the laws of the Republic of Ireland, (“Subsidiary”, and together with Neurocrine, "Purchaser").

FIS and Purchaser are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, FIS is a pharmaceutical company engaged in the development, manufacture and sale of pharmaceutical active ingredients;

WHEREAS, Purchaser is a company that is engaged in the development, distribution and sale of certain pharmaceutical products;

WHEREAS, FIS and Purchaser entered into a Master Services Agreement dated July 18, 2014 for Services including process scale up and manufacture of fine chemicals.

WHEREAS, FIS and Purchaser also entered into a Validation Agreement dated September 22, 2015 (the “Validation Agreement”) for validation and stability services for the API, which will automatically terminate as of the Effective Date with remaining services, specification, and payment schedules incorporated by reference into Exhibit 1.1.

WHEREAS, FIS is now willing to supply the API and, in general, the Services to Purchaser upon the terms and conditions set forth herein. This agreement now supersedes all previous Agreements entered into by the Parties for supply of API and the Services.

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, agreements, representations and warranties contained herein, the Parties hereby agree as follows:

Article I
Definitions

“API” shall mean the active pharmaceutical ingredient, valbenazine tosylate (NBI-98854).

“API Price” shall have the meaning provided in Section 3.1 of this Agreement.

“Adverse Event” shall mean any adverse event associated with the use of the Finished Product in humans, whether or not considered drug-related, including (i) an adverse event

1

occurring in the course of the use of the Products in professional practice; (ii) an adverse event occurring from an overdose, whether accidental or intentional, related to the Products; (iii) an adverse event occurring from drug abuse related to the Products; (iv) an adverse event occurring from withdrawal of the Products; and (v) any failure of expected pharmacological action, or such other definition as may from time to time be set forth in 21 CFR Part 314.80.

“Alternative Dispute Resolution” shall have the meaning provided in Section 15.7(b) to this Agreement.

“Breach Notice” has the meaning specified in Section 14.2(a).

“Business Day” shall mean a day when both (i) banks operating in Vicenza, Italy are generally open for business and (ii) banks operating in San Diego, California are generally open for business.

“Certificate of Analysis” shall mean a document identified as such and provided by FIS to Purchaser that (i) sets forth the analytical test results for a specified lot of API shipped to Purchaser hereunder, (ii) is in conformance with each applicable Drug Application and (iii) states whether such API is manufactured in accordance with the Specifications and cGMPs.

“Certificate of Conformance” shall mean a document identified as such and provided by FIS to Purchaser that states that the specified lot of API shipped to Purchaser hereunder is manufactured in accordance with the Specifications and cGMPs.

“Confidential Information” shall have the meaning provided in Section 12.3 of this Agreement.

“Consent” shall mean any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Authority or other Person.

“Current Good Manufacturing Practices” or “cGMPs” shall mean the regulatory requirements for the current good manufacturing practices in the United States Code of Federal Regulations 21 CFR Part 210 & Part 211, as amended, European Union (“EU”) “Eudralex Volume 4 Good Manufacturing Guidelines - Part 2 - Basic Requirements for Active Substances used as Starting Materials”, also known as the ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients (Q7) the MHLW GMP/GQP ordinances and accompanying regulations in Japan, as applicable to the API manufacturing, and all applicable rules, regulations, promulgations, policies and guidelines in effect at any given time during the applicable Term.

“Data” shall mean information relating to: (i) the business of Purchaser or any Purchaser Affiliate; (ii) customers or suppliers of Purchaser or any Purchaser Affiliate, as it relates to any API or Finished Product; (iii) any of the API or Finished Product information including all  Specifications therefore and any other information relating thereto delivered by Purchaser to FIS under this Agreement.“Delivery Date” shall mean the date specified by Purchaser that FIS shall make particular API(s) available for shipment out of the applicable Facility(ies) in accordance with this Agreement.

“Disclosing Party” shall have the meaning provided in Section 12.3(a) of this Agreement.

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“Drug Application” shall mean any New Drug Application filed with the FDA, any Supplemental New Drug Application filed with the FDA, any product license or any equivalent drug application or similar pharmaceutical product approval administered by any foreign Governmental Authority, or extension or renewal of any of the foregoing.

“Facility” shall mean, with respect to the APIs, FIS’s manufacturing facility located at Viale Milano 26, 36075 Montecchio Maggiore (Vicenza), Italy, or other facilities of FIS as are mutually agreed upon in writing by the parties.

“FCA” shall mean the Incoterm Free Carrier.

“FDA” shall mean the US Food and Drug Administration .

“FD&C Act” shall mean the Food, Drug, and Cosmetic Act., a set of laws amended from time to time giving authority to the U.S. Food and Drug Administration (FDA) to oversee the safety of food, drugs, and cosmetics.

“Finished Product” means commercially packaged and labeled valbenazine tosylate.

“Firm Zone” shall have the meaning provided in Section 2.2(b) of this Agreement.

“FIS Affiliate” shall mean any Person who, directly or indirectly, through one or more intermediaries, Owns, is Owned by or is under common Ownership with FIS, a Party, where “Own,” “Owned” or “Ownership” refers to (i) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (ii) the actual ability of a Person or group to control and direct the management of the Person, whether by contract or otherwise.

“Force Majeure Event” shall have the meaning provided in Article XIII of this Agreement.

“FIS Confidential Information” shall have the meaning provided in Section 12.1 of this Agreement.

“FIS Indemnitee” shall have the meaning provided in Section 10.2 of this Agreement.

“FIS Intellectual Property” shall mean (i) all Intellectual Property owned by or licensed to FIS prior to the Effective Date and (ii) all Intellectual Property developed by FIS independent of FIS’s performance of its obligations under this Agreement; provided, however, that such Intellectual Property does not relate to the API, or utilizes or is based on any Purchaser Intellectual Property

“FIS Nonconformity” shall have the meaning set forth in Section 5.7 of this Agreement.

“Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof or any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions or pertaining to government in any of the Markets.

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“Key Raw Materials” shall have the meaning as set forth on Schedule 4.4(c) of this Agreement.

“Incoterm” shall mean the mean the international commercial terms published by the International Chamber of Commerce, 2010 edition.

“Indemnified Party” shall have the meaning provided in Section 10.3 of this Agreement.

“Indemnifying Party” shall have the meaning provided in Section 10.3 of this Agreement.

“Intellectual Property” shall mean (i) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans and all goodwill associated therewith; (ii) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (iii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (iv) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems (whether or not patented, patentable, copyrighted, or copyrightable) including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.

“Laws” shall mean any and all applicable local, municipal, provincial, federal and international laws, statutes, ordinances, rules, regulations or operating procedures now or hereafter enacted or promulgated by any Governmental Authority, including the FD&C Act.

“Losses” shall mean, collectively, any and all costs, expenses, including reasonable fees and disbursements of counsel and any consultants or experts and expenses of investigation, obligations, liens, assessments, judgments, damages, liabilities, fines and penalties imposed upon or incurred by an Indemnified Party.

“Materials” shall mean (i) all raw materials (including Key Raw Materials), components, work-in-process and other ingredients required to manufacture the APIs and (ii) all packaging materials used in the manufacture, storage and shipment of APIs.

“Materials Certification” shall have the meaning provided in Section 4.4(b) of this Agreement.

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“Nonconformity” shall have the meaning provided in Section 5.3(a) of this Agreement.

“Non-binding Forecast” shall have the meaning provided in Section 2.2(a) of this Agreement.

“Party” and “Parties” shall have the meanings given such terms, respectively, in the first paragraph of this Agreement.

“Purchaser Affiliate” shall mean any Person who, directly or indirectly, through one or more intermediaries, Owns, is Owned by or is under common Ownership with Purchaser, where “Own,” “Owned” or “Ownership” refers to (i) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (ii) the actual ability of a Person or group to control and direct the management of the Person, whether by contract or otherwise.

“Purchase Order” shall have the meaning provided in Section 2.3 of this Agreement.

“Purchaser Confidential Information” shall have the meaning provided in Section 12.2 of this Agreement.

“Purchaser Indemnitee” shall have the meaning provided in Section 10.1 of this Agreement.

“Purchaser Intellectual Property” shall mean any and all Intellectual Property relating to the APIs that is (i) owned or controlled by Purchaser as of the Effective Date, or (ii) developed, acquired, or controlled by Purchaser after the Effective Date.

“Quality Agreement” shall have the meaning provided in Section 4.5 of this Agreement.

“Receiving Party” shall have the meaning provided in Section 12.3(a) of this Agreement.

“Regulatory Approval” means all approvals, product and/or establishment licenses, registrations or authorizations of federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the sale, offering for sale, and distribution of a human pharmaceutical product in the Territory.

“Remediation Period” has the meaning specified in Section 14.2(a).

“Representative” shall have the meaning provided in Section 12.3(b) of this Agreement.

“Services” shall mean activities contemplated to be completed pursuant to the Validation Agreement dated September 22, 2015.

“Specifications” shall mean, with respect to any API, all specifications for Materials, approved suppliers, formula, manufacturing, analytical and testing procedures, release, packaging, storage, and other processes relating to the manufacture of such API as agreed by the Parties and specified in the Quality Agreement (Exhibit 5.1), including all master formulas, process flow

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diagrams, bills of materials, master batch records and all manufacturing and packaging work orders, all as amended from time to time by the Parties.

“Tax” shall mean any liability imposed by a Governmental Authority (as defined above and applied without geographical or other restriction) on gross receipts, sales, use, permits, value added, personal property, intangibles, and any stamp duty, customs duty, transfer, license, registration, premium or withholding tax, or any other kind of tax of any kind whatsoever; except that the term, “Tax” shall include any interest, fines, penalties, additions to tax, or additional amounts in respect of the foregoing Taxes or returns required to be filed under applicable Laws.

“Term” shall mean, with respect to a particular API, the period during which this Agreement is in effect with respect to such API pursuant to Article XIV.

“Third-Party” shall mean a person or entity other than FIS or Purchaser, or either of their respective Affiliates or successors.

“Third-Party Claim” shall have the meaning provided in Section 10.1 of this Agreement.

Article II
Sale and Purchase of API

2.1	General.
(a)

Subject to the terms and conditions of this Agreement, FIS agrees to manufacture, to the extent ordered by Purchaser in accordance with this Agreement, the API at the applicable Facility(ies) for sale to Purchaser.

(b)Subject to the terms and conditions of this Agreement, FIS agrees to perform the Services at a price and timing as agreed between the Parties and set forth on Schedule listed in Exhibit 3.1.

2.2	Quarterly Forecasts.

(a)General.  During the Term of this Agreement, Purchaser shall provide to FIS a non-binding projection for the next succeeding […***…] (or such shorter period remaining under the term of this Agreement) of the anticipated volumes of each API to be ordered by Purchaser pursuant to Section 2.3 below (each, a “Non-binding Forecast”).  The initial such Non-binding Forecast is set forth on Schedule 2.1.  Beginning on the […***…] after the Effective Date, Purchaser shall provide such rolling projections to FIS on the 10th day of the first month of each calendar quarter (January 10, April 10, July 10, October 10) during the Term of this Agreement. FIS shall notify the Purchaser in writing within ten (10) Business Days of receipt of any Non-binding Forecast if the quantities of API indicated therein by the Purchaser exceed FIS’s production capacity.

(b)

Firm Zone.  The volume requirements for each API as set forth for each of the first […***…] of each such Non-binding Forecast will be a binding commitment by FIS to manufacture and supply to Purchaser, and by Purchaser to purchase,

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the specified volumes of those APIs (each such […***…] period shall be referred to herein as the “Firm Zone”). FIS acknowledges and agrees that the first […***…] of the Term the Non-Binding Forecast submitted by Purchaser may, at the discretion of the Purchaser, be zero.   Should Purchaser wish to increase order quantities at any time in excess of the volumes permitted under this Section 2.2(b), then the Purchaser may contact FIS to request and FIS shall determine subject to Section 2.4, if and how it will supply any such increase in volumes.

(c)

Non-Binding Forecasts.  The API volumes specified for the […***…] through the […***…] month (or, if earlier, the final month) of each volume forecast shall be non-binding estimates of future API requirements.

2.3Purchase Orders.  Purchaser shall deliver to FIS an initial purchase order for the aggregate volume of API in Firm Zone. Thereafter with the release of each Quarterly Forecast, Purchaser shall deliver […***…] for each subsequent […***…] period which becomes the new Firm Zone (each a “Purchase Order”). Each such aggregate API volume shall constitute an amount equal to a multiple of FIS’s standard batch size for the applicable API (as specified in Schedule 2.3), which such amount shall be at least […***…] batches for the year 2019, and at least […***…] batches for the years 2020 and 2021.  Each Purchase Order shall specify the volume of each API ordered, which shall be comprised of volumes equivalent to FIS’s standard batch size for applicable API (as specified in Schedule 2.3) or multiples thereof, and the Delivery Date the API is to be made available to Purchaser for pick-up by the carrier or freight forwarder.  Acceptance of any Purchase Order which does not represent a full batch size for the relevant API (or multiple thereof) will be subject to FIS’s sole discretion.  Purchase Orders may be delivered electronically or by other means to such location as FIS shall designate.  Each Purchase Order that is submitted, or deemed submitted, in accordance with this Section 2.3 shall be accepted or rejected by FIS within […***…] Business Days. If FIS does not accept or reject any Purchase Order within […***…] Business Days, such Purchase Order shall be deemed accepted. If FIS rejects any Purchase Order, Purchaser shall have the right to modify such Purchase Order within […***…] Business Days, and FIS shall have […***…] Business Days to accept or reject such modified Purchase Order. If FIS deosn’t accept or reject such modified Purchase Order within […***…] Business Days, then such modified Purchase Order shall be deemed accepted.

2.4

Accommodations.  From time to time, due to significant unforeseen circumstances, Purchaser may deliver to FIS a Purchase Order for volumes of a particular API in excess of those specified in any Firm Zone.  FIS shall use its commercially reasonable efforts to provide Purchaser with such excess API volumes.

2.5

Meetings and Reports.  Unless otherwise mutually agreed in writing, the Parties shall use commercially reasonable efforts to meet four (4) times per year in person to discuss and review the business relationship, including development/review of key performance indicators, the forecasts delivered by Purchaser pursuant to this Agreement, quality and any nonconformance, and other matters relevant to the supply of APIs hereunder (each such meeting hereinafter referred to as the “Business Review Meeting”). Purchaser shall provide to FIS at each Business Review Meeting all other readily available, appropriate data relating to the APIs and Purchaser’s prospective demands and trends for the Finished Product and API.

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2.6[…***…]. If at any time […***…] determines […***…], or […***…] which is of a type that would […***…] shall first […***…] and agrees to […***…].

Article III
Prices for APIs; Shipment; Payments

3.1	Price.
(a)

During the Term of this Agreement, Purchaser shall pay the applicable price for the API set forth on Schedule 3.1, attached hereto and incorporated herein (“API Price”).  Unless otherwise agreed upon by both Parties and specified in the Purchase Order, such price shall include the costs of labor, facilities, Key Raw Materials as set forth on Schedule 4.4(c), raw Materials, starting Materials, reagents, solvents, analysis, standard packaging, waste disposal and reports.

(b)

During the Term of this Agreement, the Parties agree to share cost improvement measures related to the manufacturing of the API. All cost improvement investments specific to each API shall require the written consent of both Parties. FIS shall be entitled to receive reimbursement for reasonable costs which it incurred in developing such cost improvements. Cost improvement benefits concerning such manufacturing shall be allocated 50:50 between the Parties and reflected in the price set forth on an amended Schedule 3.1.

(c)	During the Term of this Agreement, Purchaser shall pay the applicable price for the Services as forth on Schedule 3.1, and as specified in a Purchase Order.
3.2

Invoices. All invoices for expenses and fees due under this Agreement, other than invoices for API, shall be submitted by FIS to Purchaser on a […***…] basis during the Term of this Agreement. Invoices for API shall be submitted after any API purchased that […***…] is released by FIS upon completion of its QA procedures, in accordance with the terms of Quality Agreement, for shipment from the Facility(ies) or within […***…] after any API purchased that […***…] is released by FIS upon completion of its QA procedures, in accordance with the terms of Quality Agreement, for shipment from the Facility(ies), whichever is earlier.

3.3

Payment.  Payments for APIs invoiced under Section 3.2 above shall be due net […***…] from the date of invoice provided, however, if Purchaser places any portion of a shipment on hold pursuant to Section 5.2, or rejects any portion of a shipment pursuant to section 5.3, no payment shall be required on the rejected portion of the shipment until resolution on the rejected portion of the rejected shipment has been reached.

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3.4	Payment Denominations. All payments to be made under this Agreement shall be made in United States dollars unless otherwise specified herein or agreed by the Parties.
3.5	Shipment; Title; Transport.
(a)

General.  Title to API supplied by FIS to Purchaser hereunder, as well as all the relevant risks and costs, shall pass to Purchaser upon delivery of said API to the Purchaser or to a forwarder delegated by Purchaser in accordance with the FCA Incoterm. The API shall be shipped FCA/FIS’s facilities in Montecchio Maggiore (Vicenza), Italy, packaged ready for export, including such items required to confirm shipment of goods under controlled condition such as temp tales, documentation suitable for export of the supplied API under controlled conditions and other measures required to satisfy EC Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use (2013/C 343/01) and other Regulatory Agency’s guidance.  In amplification of the provisions regarding FCA, and not in limitation thereof, FIS shall directly or indirectly through Purchaser, upon request of Purchaser and at Purchaser’s cost and risk, assist in (i) addressing special shipping requirements, (ii) obtaining licenses, official authorizations, clearances, customs, or any other documents and/or Information, including security related Information that Purchaser may require for the export, import or transport of the API to the final destination; (iii) making a contract for carriage; and (iv) loading the packed API in any container, collecting vehicle or other means of transport. Purchaser shall, upon request of FIS, provide Information required for taxation or reporting purposes in respect of the export of the API.

3.6	Taxes.

(a)Purchaser shall timely pay any and all Taxes arising out of any payment, transaction, or activity under this Agreement to the extent that Purchaser is liable for such Taxes under the Laws of the Governmental Authority that imposes said Taxes.

(b)

Purchaser shall indemnify FIS, FIS’s Affiliates, successors or assigns, and shall save and hold FIS harmless from and against Losses attributable to all Taxes (or the nonpayment thereof) that are the responsibility of Purchaser pursuant to this Section 3.6.  The procedures set forth in Section 10.3 will apply, and the Parties expressly acknowledge that any payment of Tax by FIS will not constitute the settlement of a Third-Party Claim.

Article IV
Manufacture of Product

4.1

General.  FIS shall manufacture, test, package, store, label, release and deliver all APIs in accordance with the Specifications, cGMPs, Laws, FD&C Act, and the Quality Agreement.  Each API must have the minimum number of months of expiration dating remaining at the time of delivery from FIS to the Purchaser (“Minimum Retest Dating”) as specified on Schedule 4.1.

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4.2	Specification Changes.
(a)	General.
(i)

Either Party may request a Specifications change.  The Parties shall discuss in good faith the implementation of any such requested changes; provided however, that such changes shall be made only with the Parties’ mutual written consent which consent shall not be unreasonably withheld. Either Party may request a Specifications change required for compliance with Laws, and the Parties agree to implement such change as soon as is reasonably possible. All requests by FIS for such Specification changes shall be submitted in writing to Purchaser in accordance with the Quality Agreement.

(ii)

Prior to implementation of any change to the Specifications, the Parties shall agree upon a procedure to ensure that applicable Governmental Authorities have approved the Specifications, to the extent necessary, and that FIS is given a reasonable period of time to implement any changes required by any such applicable Governmental Authority with regard to the Specifications.

(b)	Payment.
(i)

From time to time Purchaser may require Specification changes that will affect the API.  These changes may be initiated by Purchaser, pursuant to Section 4.2(a) above.  In the event of any change to Specifications other than any change contemplated by Section 4.2(b)(ii) or 4.2(b)(iii) below, Purchaser shall bear all costs associated with such a change. Should such Purchaser change to Specifications have an impact on API Price, either to increase or decrease such API Price, the Parties will agree to modifications, if any, to Schedule 3.1.

(ii)

Should either Party initiate a Specification change designed to improve the API manufacturing process, the cost of such change will be agreed between the Parties and subsequent cost improvement shall be shared between the Parties subject to Section 3.1(b). The Parties will agree to modifications, if any, to the Product Price and to Schedule 3.1.

(iii)

The costs of revisions (including any capital expenditure incurred to implement any revision, costs of additional materials and one-time expenditures) requested by either Party to maintain the Specificationsin conformity with cGMPs, laws, Regulatory Acts or Applicable Laws that are applicable (A) solely to the API shall be borne by Purchaser or (B) to the general manufacture of active pharmaceutical ingredients shall be borne pro-rata by FIS customers relative to their pro-rata use of the Facility and, to the extent reasonably economically feasible, without any increase in the price of that API, if subsequently sold to Purchaser.

4.3	Validations and Stability Studies.
(a)	General. The Parties shall perform on an on-going basis all validations and stability studies required by the Specifications, cGMPs or Laws in connection with the

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regular course of manufacturing the APIs for commercial supply, provided that Purchaser shall reimburse FIS for the cost of any validation or stability studies necessitated by a change to the Specifications.

(b)

Reference Standards.  The Purchaser shall provide all analytical reference standards for each of the APIs manufactured under this Agreement, at its own cost and Purchaser shall have the right to refer to and otherwise use such standards as may be reasonably necessary in connection with the manufacture and sale in the Territory of Finished Product.

4.4	Materials.
(a)	General. FIS shall perform all testing of Materials required by the applicable Specifications.
(b)

Materials Certifications.  FIS shall prepare or cause to be prepared by FISs, as the case may be, certifications as to any Materials required by cGMPs or Laws (each, a “Materials Certification”), as detailed in the Quality Agreement.

(c)Procurement.  FIS will be responsible for procuring all Materials required for the manufacture of APIs under this Agreement, in particular the Key Raw Materials as set forth in the Quality Agreement. FIS will procure the Key Raw Materials from the approved suppliers set forth on in the Quality Agreement) and at the Purchaser negotiated cost, such cost to be a pass through in the final API price as set forth on Schedule 3.1.  FIS shall not procure the Key Raw Materials from any supplier not listed in the Quality Agreement without the prior written consent of Purchaser.

4.5

Quality Agreement.  Within sixty (60) days of the Effective Date, Purchaser and FIS shall enter into a quality agreement for the APIs substantially in the form set forth in Schedule 4.5 to this Agreement (the “Quality Agreement”).  Each Party shall comply with its obligations set forth in the Quality Agreement.  In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall control with respect to all commercial or business matters, and the terms of the Quality Agreement shall control with respect to all quality matters.  The Quality Agreement shall establish the procedure to be followed if either FIS or Purchaser desires to change any aspect of the manufacturing process for any API, including but not limited to any change in the Specifications as described in Section 4.2 above.

Article V
Testing and Quality Assurance

5.1

Testing of Product.  Prior to release of API, FIS shall test the API in accordance with the testing procedures described in the Specifications, and shall provide Purchaser with a completed Batch Record, a Certificate of Analysis (“CofA”), a Certificate of Conformance (“CofC”) and any other raw data or documents requested by Purchaser as agreed upon in the Quality Agreement for each batch of API.

5.2	FIS Holds and Rejections.

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(a)

General.  Purchaser shall notify FIS of Purchaser’s placing any API on hold for further investigation of a Nonconformity, or of Purchaser’s rejection of any batch (or part thereof) of any API within […***…] after receipt of such API by Purchaser.  Purchaser’s notice shall state in as much detail as possible the basis for the hold or rejection.  Failure to give notice within this […***…] period shall constitute acceptance of any API delivered, except in the case of a latent FIS Nonconformity that (i) would not have been revealed by a timely inspection in accordance with customary and reasonable procedures, and (ii) is discovered prior to the expiration date of the applicable API.

(b)Independent Testing.  If the Parties disagree as to whether any API(s) subject to hold or rejected meets the Specifications, Purchaser’s most senior quality assurance officer and FIS’s most senior quality assurance officer, or such other persons as they may designate in writing, shall confer to review samples and/or batch records, as appropriate.  If the disagreement is not resolved, then samples, batch records and other data relating to the batch in dispute shall promptly be submitted for testing and evaluation to an independent Third Party (including a testing laboratory) approved in writing by both Parties.  The findings of the Third Party shall be final and binding on the Parties.  The cost of the testing and evaluation by the Third Party shall be borne by the Party whose position was not supported by the determination of the Third Party.

(c)

Notice.  In the event that after the release of any APIs, Purchaser becomes aware that any batch of the APIs may have a Nonconformity, despite any testing and quality assurance activities, Purchaser shall immediately notify FIS in writing.

5.3	Nonconformity.
(a)

Nonconformity.  If FIS becomes aware that any batch or shipment of APIs has a Nonconformity, at any time regardless of the status of FIS’s testing and quality assurance activities, FIS shall notify Purchaser within one (1) business day of becoming aware of a Nonconformity.  “Nonconformity” means a product characteristic that (i) is attributable to FIS’s failure to manufacture, test, package, store, label, release or deliver any API in accordance with the Specifications or cGMPs or (ii) causes any API to fail to conform to the applicable Specifications or cGMPs or meet the expiration dating requirement in Section 4.1.  In the event of a Nonconformity, the Parties shall follow the procedure for investigations as set forth in the Quality Agreement.

(b)

APIs Subject to Nonconformity.  Any batch or shipment of API, or Finished Product that was manufactured using API, that is the subject of a Nonconformity or notice of Nonconformity shall be handled as follows:

(i)	any portion of such batch or shipment of API held in inventory by FIS shall not be delivered to Purchaser;
(ii)

any portion of such batch or shipment of API shipped to Purchaser and held in stock by Purchaser or Purchaser’s designee shall maintain a “hold” or “unpassed” status, and shall not be released into passed inventory of Purchaser or used in the manufacture of any Finished Product, until Purchaser has completed

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any investigations related to such APIs and approved in writing the disposition of the API subject to the Nonconformity; and
(iii)

any portion of any batch of Finished Product manufactured using such API that is held in stock by Purchaser shall maintain a “hold” or “unpassed” status, and shall not be released by Purchaser, until Purchaser has completed any investigations related to the API that was the subject of the Nonconformity and approved in writing the disposition of such API.

5.4

Product Complaints.  Any and all complaints of which FIS becomes aware relating to any API or corresponding Finished Product shall promptly be forwarded to Purchaser’s senior quality officer or his designee.  Purchaser shall promptly inform FIS of any and all complaints that Purchaser receives which implicate FIS’s manufacturing or other processes at the applicable Facility.  Notification shall follow the procedure as set forth in the Quality Agreement.

5.5

Adverse Events.  With respect to any Finished Product, FIS shall notify Purchaser promptly following any receipt of information of a possible Adverse Event.  To the extent an Adverse Event of which Purchaser becomes aware potentially implicates FIS’s manufacturing of any API or other processes at any applicable Facility(ies), Purchaser shall promptly inform FIS of such Adverse Event and shall disclose to FIS any information it has regarding that Adverse Event.

5.6

Investigations.  The Parties shall investigate all reports of Nonconformity, API-related complaints or Finished Product-related complaints and Adverse Events in order to assure the conformity of APIs to the applicable Specifications and cGMPs.  The Parties shall act promptly and shall cooperate fully in such investigations.

5.7

Certain Product Events.  In the event Purchaser shall be required by a Governmental Authority to initiate a recall (or Purchaser voluntarily initiates a recall), withdrawal or field correction of, field alert report or comparable report with respect to, any Finished Product manufactured using API supplied by FIS pursuant to this Agreement, Purchaser shall notify FIS within 48 hours.

Purchaser shall be responsible for the costs of all recalls of Finished Products and initiated by Purchaser or any Affiliate or licensee thereof; provided that, notwithstanding the foregoing, FIS shall reimburse Purchaser for all reasonable costs and expenses incurred by Purchaser in procuring or complying with the requirements of any recall of Finished Products  that is attributable to FIS’s failure to manufacture, test, package, store, label, release or deliver any API in accordance with the Specifications, Laws, or cGMPs. FIS shall, at Purchaser’s sole option, either (a) replace the API which is the subject of such recall at no additional cost to the Purchaser as soon as reasonably practicable, or (b) reimburse Purchaser for the amount paid by Purchaser to purchase and ship the API which is the subject of such recall.

5.8

Retained Samples.  FIS shall retain samples from each batch of API for a period of one (1) year after the shipment of such batch to Purchaser or such longer period required by Laws or cGMPS and FIS internal procedure for record keeping, testing and regulatory purposes. FIS shall provide thirty (30) days notice to Purchaser prior to desctruction of any samples.  Purchaser shall also have the right to retain, at its own cost, samples from each batch of API.

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Article VI
Regulatory Matters

6.1

Manufacturing Consents.  FIS holds all Consents required by FIS for the performance of its obligations under this Agreement. FIS is responsible for submitting to Italian Health Authorities (AIFA) the documents, also related to the APIs, requested for obtaining and maintaining the manufacturing licence. In the event any Consent held by FIS relating to the performance of its obligations hereunder is suspended or revoked, FIS shall promptly notify Purchaser of the event and shall promptly inform Purchaser of the impact on Purchaser’s past and planned purchases of API.

6.2

Product Consents.  Purchaser shall, at its expense, obtain and maintain any Consents which may from time to time be required by any Governmental Authority with respect to ownership of the Drug Applications or with respect to the marketing, distribution, clinical investigation, import or export of APIs.  Purchaser shall be responsible for responding to all requests for information related to such Consents made by, and making all legally required filings relating to such Consents with any Governmental Authority.  In the event any Consent held by Purchaser relating directly to any of the APIs is hereafter suspended or revoked, Purchaser shall promptly notify FIS of the event and shall promptly inform FIS of the impact on Purchaser’s purchases of the affected API and Purchaser’s general intentions with respect to the affected API.

6.3

Drug Application Documentation.  Purchaser shall maintain all Drug Applications with respect to the Finished Products.  Upon request from FIS, Purchaser shall provide FIS with information regarding the CMC sections of such Drug Applications, or discrete sections thereof.

6.4

Regulatory Changes.  The Parties will promptly notify each other of any material revisions or amendment of or additions to cGMPs and will confer with each other with respect to the best means to comply with such requirements.

6.5

Regulatory Inspections.  If FIS is notified that any API or Facility will be subject to an inspection, which involves any APIs manufactured for Purchaser, by any Governmental Authority, FIS shall promptly advise Purchaser of such investigation and fully cooperate with and allow any such inspection to the extent required by Laws.  Purchaser shall have the right to have representatives present during any such inspection by a Governmental Authority.

Article VII
Intellectual Property

7.1Ownership.

(a)Purchaser Intellectual Property.  FIS acknowledges and agrees that, as between Purchaser and FIS, Purchaser owns all rights in and to the Purchaser Intellectual Property, including all rights in and to the API, the Finished Product, the Drug Applications for the Products, the Data and documentation, specifications and processes associated with the API and/or Finished Product. In particular, FIS acknowledges and agrees that: (i) all of the Specifications contain confidential information of Purchaser and are and shall remain the property of Purchaser; and (ii) all of the patents, trademarks and API formulation owned by Purchaser which apply to the manufacture, or use of API

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covered by this Agreement are and shall remain Purchaser Intellectual Property. Except as expressly provided in Section 7.3 below, nothing in the Agreement shall be deemed to transfer or convey, expressly or by implication, any Purchaser Intellectual Property to FIS.

(b)FIS Rights.  Purchaser acknowledges and agrees that FIS owns all rights in and to the FIS Intellectual Property.

7.2New Developments and Modifications.

(a)API Developments.  All Intellectual Property relating to an API conceived, reduced to practice, authored, or otherwise generated or developed in whole or in part in the course of activities under this Agreement, whether patentable or not, shall be “API Developments.” Such API Developments shall include without limitation, any know-how or improvements relating to the API or the manufacture of the API, conceived, reduced to practice or otherwise developed solely by or on behalf of FIS, in connection with the performance of its obligations hereunder.

(b)Ownership of API Developments.  FIS will, in accordance with applicable Law, obtain the rights to assign to Purchaser all of the rights, title and interest in and to API Developments and rights to Intellectual Property arising therefrom to the extent any such API Developments and/or Intellectual Property are developed wholly or in part by FIS personnel.  Without further payment to FIS, as between the Parties, Purchaser shall own all right, title and interest in and to all API Developments, whether made, conceived, reduced to practice, authored or otherwise generated or developed solely by FIS personnel, solely by Purchaser personnel, or jointly by FIS and Purchaser personnel, and all rights to Intellectual Property arising therefrom.  FIS will, and hereby does, assign to Purchaser all of its rights, title and interest in and to API Developments and rights to Intellectual Property arising therefrom.  FIS will provide reasonable assistance to Purchaser, at Purchaser’s expense, in obtaining and enforcing and defending Purchaser’s ownership of the API Developments and appurtenant rights to Intellectual Property, including without limitation and as applicable, the assignment to Purchaser of all their right, title and interest of its employees or independent contractors in and to such API Developments and appurtenant rights to Intellectual Property.

7.3Grant of Licenses.

(a)By Purchaser.  Under the terms and subject to the conditions of this Agreement, Purchaser hereby grants FIS the non-exclusive, royalty-free, fully-paid, under the Purchaser Intellectual Property solely to perform FIS’s obligations under this Agreement.

Article VIII
Access; Audit Rights

8.1

Audit and Inspection Rights.  During the Term of this Agreement, Purchaser shall have the right to audit and inspect those portions of the Facilities used in the manufacture, packaging, generation, storage, testing, treatment, holding, transportation, or other handling or receiving of the APIs and Materials. Purchaser shall have the right to audit and inspect all

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inventory of APIs and Materials contained at the Facilities. Such audits or inspections shall occur during normal business hours and shall be scheduled by Purchaser at least […***…] in advance; provided, however, that in the event of an Adverse Event with respect to any Finished Product manufactured using any API supplied hereunder or any proposed or actual inspection by the FDA or other Governmental Authority, Purchaser shall have the right at any time upon oral or written notice to FIS of […***…] to conduct an audit or inspection hereunder.  Except in the case of an Adverse Event with respect to any Finished Product manufactured using any API supplied hereunder, Purchaser shall limit such audits to no more than […***…] per calendar year for each Facility except for audit for cause, follow-up of corrective ation plans, or Pre-Approval Inspection (PAI) preparation. FIS and Purchaser may agree to reduce the audit frequency depending upon the results of the previous audit(s) and the quality performance of Purchaser.

Purchaser’s audit and inspection rights under this Section 8.1 shall not extend to any portions of any Facility, documents, records or other information which do not relate to APIs or Materials or, to the extent they relate or pertain to Third Parties or their products or materials, FIS may redact information relating to Third Parties and their respective products or materials from any documents deliverable to Purchaser in connection with Purchaser’s exercise of its audit and inspection rights hereunder.  FIS shall participate in Purchaser’s audit and shall respond to any issues raised by Purchaser based on such audit with a corrective action plan.

8.2

Documentation.  Each Party shall maintain, in accordance with and for the period required under cGMPs and all other Laws, complete and adequate records pertaining to the methods and facilities used for the cGMPs manufacture, processing, testing, packing, labeling, holding and distribution of the APIs and, in the case of Purchaser, Finished Products.

Article IX
Representations, Warranties, and Covenants

9.1	Representations and Warranties of FIS. FIS represents and warrants that:
(a)

Status; Enforceability.  FIS is a validly existing corporation under the laws of Italy; the execution, delivery and performance of this Agreement by FIS (where applicable) has been duly authorized by all requisite corporate action; this Agreement constitutes the legal, valid and binding obligation of FIS, enforceable against FIS in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by FIS will not violate or conflict with any other agreement or instrument to which FIS is a Party.

(b)

Certain Persons.  FIS has not used, in any capacity associated with or related to the manufacture of the APIs, the services of any persons who have been, or are in the process of being, debarred under 21 U.S.C. § 335a(a) or (b) or any comparable Regulatory Act. Furthermore, neither FIS nor any of its officers, employees, or consultants involved in the manufacture of APIs hereunder has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval, or suspension, or (ii) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval or suspension.

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(c)	Consents. FIS has all governmental approvals, permits and licenses necessary for the performance of its obligations hereunder.
(d)

Compliance.  The manufacture, packaging, generation, processing, distribution, transport, treatment, storage, disposal and other handling of any Materials or APIs by FIS until delivery to a carrier or freight forwarder shall be in accordance with and conform to the Specifications, cGMPs, the FD&C Act and all other material Laws.

9.2	Representations and Warranties of Purchaser. Purchaser represents and warrants to FIS that:
(a)

Status; Enforceability.  Purchaser is a validly existing corporation and is in good standing under the laws of the jurisdiction of its incorporation; the execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all requisite corporate action; this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof; and the execution, delivery and performance of this Agreement will not violate or conflict with any other agreement or instrument to which it is a Party.

(b)

Intellectual Property.  The portion of Purchaser Intellectual Property licensed to FIS under this Agreement is free and clear of any lien, encumbrance, security interest or restriction on license inconsistent with the rights granted to FIS herein.  The Purchaser has not previously granted and will not grant to any Third Party during the Term of this Agreement, any right, license or interest in or to the Purchaser Intellectual Property, or any portion thereof, inconsistent with the rights granted to FIS herein.

(c)No Other License Required.  To Purchaser’s knowledge, the manufacture and supply of APIs pursuant to this Agreement do not and shall not require a license under any Intellectual Property owned or controlled by Purchaser or any Third Party other than as provided to FIS hereunder.

(d)

Noninfringement.  To Purchaser’s knowledge, the manufacture and supply of APIs pursuant to this Agreement in accordance with the Specifications will not infringe the Intellectual Property of any Third Party.

9.3Storage and Distribution of the APIs.  Purchaser shall comply with cGMPs, the Specifications, and all applicable Laws in the storage, handling, and distribution of the APIs supplied by FIS pursuant to this Agreement and in the manufacture, storage, handling, sale, and distribution of all Finished Products manufactured using such API.

Article X
Liability and Indemnification

10.1Purchaser Indemnity: Purchaser shall indemnify, defend and hold harmless FIS, its directors, officers, employees and agents, from and against any and all Losses resulting from claims of any kind and character by any Third Party (a “Third Party Claim”)   arising out of, or in connection with, or with respect to the API supplied to and accepted by Purchaser pursuant to this

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Agreement, as well as including without limitation (a) the negligence and/or wilful misconduct of the Purchaser (or any of its directors, officers, employees or agents) in the performance of its obligations hereunder, or (b) the breach by the Purchser of any of the terms of this Agreement. Notwithstanding the foregoing, FIS and its directors, officers, employees, and agents shall not be entitled to indemnification under this paragraph against any claim to the extent resulting from (a) the negligence or wilful misconduct of FIS or any of its directors, officers, employees or agents or (b) the breach by FIS of any of the terms of this Agreement.

10.2FIS Indemnity: FIS shall indemnify, defend and hold harmless, Purchaser, its directors, officers, employees and agents, from and against any and all Losses resulting from claims of any kind and character by any Third Party  arising out of or in connection with FIS's performance of its obligations hereunder including without limitation (a) the negligence and/or wilful misconduct of FIS (or any of its directors, officers, employees or agents) in the performance of its obligations hereunder, or (b) the breach by FIS of any of the terms of this Agreement. Notwithstanding the foregoing, Purchaser and its directors, officers, employees, and agents shall not be entitled to indemnification under this paragraph against any claim to the extent resulting from (a) the negligence or wilful misconduct of Purchaser or any of its directors, officers, employees or agents or (b) the breach by Purchaser of any of the terms of this Agreement.

10.3Limitation of Liability: Notwithstanding anything to the contrary herein, neither Party shall be liable to the other for indirect, incidental or consequential damages arising out of any terms or conditions in this Agreement or with respect to the performance thereof.

10.4Indemnification Procedures:  Should a Party (the "Indemnified Party") be notified of any Third Party claim in respect of which the other Party (the "Indemnifying Party") may be reasonably liable under the indemnification obligation provided for in this Section 10, the Indemnified Party shall (i) give the Indemnifying Party prompt written notice thereof; and (ii) give the Indemnifying Party the opportunity to defend, negotiate, and settle  any such action or claim. To such extent, the Indemnified Party shall provide the Indemnifying Party with all information in its possession, and all authority and assistance necessary to enable Indemnifying Party to defend, negotiate, compromise or settle any such claim, action or suit. The Indemnified Party shall further cooperate fully with the Indemnifying Party and its legal representatives (at the Indemnifying Party's sole cost and expense) in the investigation, negotiation, compromise, settlement and defence of such claim, action or suit. In any case, it is hereby understood that (i) the Indemnified Party reserves the right to retain its own counsel to defend itself (at its own cost and expense) in such claim, action or suit; and (ii) in no event shall either Party enter into any settlement  without the prior written consent of the other Party, which shall not be unreasonably withheld.

10.5Survival of Indemnification Obligations: The provisions of this Section 10 shall survive the expiration or termination of this Agreement.

10.6Procedures.  Any Person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any Third-Party Claim or other facts upon which a claim for indemnification will be based. Such notice shall set

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forth such information with respect thereto as is then reasonably available to the Indemnified Party.  The Indemnifying Party shall have the right to undertake the defense of any such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party in connection therewith at the Indemnifying Party’s expense.  If the Indemnifying Party shall have assumed the defense of the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses (other than for reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof.  The Indemnifying Party shall not be liable for any Third-Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Third-Party Claim.

Article XI
Insurance

11.1FIS Insurance Requirements.  During the Term of this Agreement and for […***…] after its expiration or termination, FIS shall at all times maintain insurance policies or self-insurance in such amounts and with such scope of coverage as are adequate to cover FIS’s obligations under this Agreement.

11.2Purchaser Insurance Requirements.  During the Term of this Agreement and for […***…] after its expiration or termination, Purchaser shall at all times maintain insurance policies or self-insurance in such amounts and with such scope of coverage as are adequate to cover Purchaser’s obligations under this Agreement.

Article XII
Confidentiality

12.1 Definition of “Purchaser Confidential Information”.  As used herein, the term “Purchaser Confidential Information” shall mean all confidential business and technical communications, documents and other information, whether in written, oral or other form, which Purchaser or a Purchaser Affiliate furnishes or discloses to FIS or which FIS otherwise learns in connection with the negotiation or performance of this Agreement (whether relating to Purchaser, a Purchaser Affiliate or any Third Party for which Purchaser has an obligation of confidentiality). FIS agrees that the provisions of this Agreement shall apply to all Purchaser Confidential Information disclosed by Purchaser or a Purchaser Affiliate to FIS or learned by FIS prior to the Effective Date. FIS represents and warrants that prior to the Effective Date, it has not used or disclosed to any Third Party any Purchaser Confidential Information, except as would be permitted hereunder.

12.2 Definition of “FIS Confidential Information”.  As used herein, the term “FIS Confidential Information” shall mean (i) all confidential business information and (ii) technical communications, documents or other information in each case, not constituting Purchaser Rights whether in written, oral or other form, of FIS or a FIS Affiliate that are disclosed to Purchaser by

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FIS or an FIS Affiliate, or Purchaser otherwise learns in connection with the negotiation or performance of this Agreement; provided, however, that subject to the terms of this Agreement, all information relating to the API shall be Purchaser Confidential Information. Purchaser agrees that the provisions of this Agreement shall apply to all FIS Confidential Information disclosed by FIS or any FIS Affiliate or learned by Purchaser prior to the Effective Date.

12.3

Treatment of Confidential Information.  Both during the Term of this Agreement and thereafter, FIS shall treat all Purchaser Confidential Information and Purchaser shall treat all FIS Confidential Information in accordance with the requirements of this Article XII. For convenience, Purchaser Confidential Information and FIS Confidential Information are both referred to herein as “Confidential Information” for purposes of establishing the obligations of each Party with regard to the other Party’s Confidential Information.

(a)

Nondisclosure.  Confidential Information of the other Party shall be kept strictly confidential by the receiving Party and, except as expressly permitted herein, shall not be disclosed to any Third Party by the receiving Party in any manner whatsoever including without limitation, any affiliates, in whole or in part, without first obtaining the other Party’s prior written consent to such disclosure. The standard of care required of each Party in protecting the confidentiality of the other Party’s Confidential Information shall be at least the same standard of care that the receiving Party uses in protecting its own confidential and trade secret information, but in no event shall either Party use less than a reasonable standard of care. Confidential Information may be used by the receiving Party only for the purpose of performing under this Agreement.

(b)

Permitted Exceptions.  Each Party may disclose the other Party’s Confidential Information (i) to its employees or outside advisors and financing sources in connection with this Agreement who reasonably need to know such information for the purpose of advising or assisting it in connection with this Agreement (each, a “Representative”), (ii) to a Third Party pursuant to a contractual obligation under a material contract, whereby failure to disclose such Confidential Information shall have material adverse effect on the disclosing Party, and (iii) to any Parties required under operation of law.  FIS acknowledges that Purchaser will be required to file a copy of this Agreement with Purchaser’s filings to the U.S. Securities Exchange Commission.  Purchaser and FIS agree to cooperate in the preparation of a request for confidential treatment with respect to the Agreement, pursuant to which portions of this Agreement will be redacted from all public access.  Prior to disclosing any Confidential Information to any Representative pursuant to this Section 13.3(b), the receiving Party will inform such Representative of the proprietary nature of the Confidential Information and will require such Representative to agree in writing (except in the case of outside legal advisors or auditors engaged to prepare either Party’s financial statements or Purchaser’s filings with the Securities Exchange Commission, who may orally agree) to be bound by the requirements of this Article XIII and not to use or disclose the Confidential Information except as permitted herein. Each Party agrees to be responsible for any breach of these confidentiality obligations by its Representatives. It is specifically agreed that (i) Purchaser may disclose FIS Confidential Information to any Purchaser Affiliate under the same conditions provided in this Article XII on a need-to-know basis and (ii) FIS may disclose Purchaser Confidential Information to any FIS Affiliate under the same conditions  provided in this Article XII on a need-to-know basis.

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(c)

Consent.  Confidential Information of the other Party shall not be utilized by a receiving Party except as expressly permitted herein, without first obtaining the other Party’s prior written consent to such utilization and without first entering into a separate agreement duly executed by authorized representatives of the Parties hereto.

12.4	Excluded Information. Notwithstanding any provision herein to the contrary, the requirements of this Article XII shall not apply to any information of either Party which:
(a)	at the time of disclosure hereunder is generally available to the public;
(b)	after disclosure hereunder becomes generally available to the public, except through breach of this Article XII by the receiving Party or its Representatives;
(c)	was not acquired directly or indirectly from the disclosing Party or its Affiliates and which the receiving Party lawfully had in its possession prior to disclosure by the disclosing Party;
(d)	is independently developed by employees or agents of the receiving Party without the use of the Confidential Information of the disclosing Party; or
(e)

becomes available to the receiving Party from a Third Party that is not legally prohibited from disclosing such Confidential Information, provided such information was not acquired directly or indirectly from the disclosing Party or its Affiliates.

12.6

Return of Confidential Information.  At any time upon the request of the Disclosing Party, to the extent such Confidential Information is not reasonably necessary to enable a Receiving Party to perform its obligations under this Agreement, the Receiving Party shall promptly return to the Disclosing Party or destroy the Disclosing Party’s Confidential Information, and shall destroy all copies thereof, together with all notes, drawings, abstracts and other information relating to the Disclosing Party’s Confidential Information prepared by the Receiving Party or any of its Representatives, regardless of the medium in which such information is stored; provided, however, that the Receiving Party may maintain a single archival copy of the Disclosing Party’s Confidential Information in its files solely for purposes of establishing the extent of disclosures by the Disclosing Party under this Agreement.  At the Disclosing Party’s written request, the Disclosing Party’s Confidential Information that is otherwise required to be returned to it shall be destroyed by the Receiving Party and such destruction shall be certified in writing by an authorized officer of the Receiving Party.  The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its other obligations under this Article XII.

Article XIII
Force Majeure Event

13.1

General.  Neither Party shall be liable to the other on account of any failure to perform or on account of any delay in performance of any obligation under this Agreement, if and to the extent that such failure or delay shall be due to a cause beyond the reasonable control of the relevant Party and which, by the exercise of its commercially reasonable efforts of diligence and care, such Party could not reasonably have been expected to avoid (a “Force Majeure Event”).  The Party experiencing the delay and seeking relief under this Article XIII shall promptly notify the

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other Party of the delay and the probable duration of the delay and shall use commercially reasonable efforts to overcome such delay.  The Party affected shall be excused from the performance of such obligation to the extent such performance is prevented, hindered or delayed thereby during the continuance of any such happening or event.  This Agreement, in so far as it relates to such obligation, shall be deemed suspended so long as and to the extent that such cause delays the performance of any Force Majeure Event obligation.

Article XIV
Term; Termination; Remedies

14.1

Term.  Unless earlier terminated in accordance with this Article XIV, this Agreement shall commence on the Effective Date and, with respect to each API, will continue until either Party provides the other Party with written notice of termination with respect to such API, in which case this Agreement shall expire, and such termination shall be effective, on the date twenty four (24) months following the date of such notice with respect to the API(s) which is(are) the subject of such notice, provided that such notice shall not be given by either Party prior to the fifth (5th) anniversary of the Effective Date.

14.2	Termination.
(a)

Material Breach.  Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement within […***…] following receipt of a written notice (the "Remediation Period") of the breach from the aggrieved party that expressly states that it is a notice under this Section 14.2(a) (a "Breach Notice").  The aggrieved party's right to terminate this Agreement under this Section 14.2(a) may only be exercised for a period of […***…] following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.

(b)

Either party at its sole option may immediately terminate this Agreement or a Product Agreement upon written notice, but without prior advance notice, to the other party if: (i) to the extent and if permitted under applicable Law the other party is declared insolvent or bankrupt by a court of competent jurisdiction; or (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party;

(c)	Purchaser may terminate this Agreement upon six months' prior written notice if it intends to no longer order API due to the Finished Product's discontinuance in the market.

14.3

Injunctive Relief.  In the event that either Purchaser or FIS breaches or threatens to breach any provision of Article XII of this Agreement, the Parties agree that irreparable harm to the other Party is presumed and the damage to such Party likely would be very difficult to ascertain and would be inadequate.  Accordingly, in the event of such circumstances, each of Purchaser and FIS agree that, in addition to any other right and remedies available at law or in equity, the non-breaching Party shall have the right to obtain injunctive relief from any court of competent jurisdiction, and the breaching party waives the requirement that a bond be posted.

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Article XV
Miscellaneous

15.1

Standard Forms.  In all communications, FIS and Purchaser may employ their standard forms, but nothing in those forms, including Purchase Orders, shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

15.2

Notices.  In addition to the other specific procedures for notification required herein, all notices, demands, requests and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), or by facsimile transmission (with telephone confirmation), and shall be deemed to have been given or made: (i) if personally delivered, on the day of such delivery; (ii) if sent by overnight courier, on the day following the date deposited with such overnight courier service; or (iii) if by facsimile transmission, on the date transmitted to receiving facsimile machine and confirmed by telephone, in each case pending the designation of another address, addressed as follows:

If to FIS:

F.I.S. FABBRICA ITALIANA SINTETICI S.p.A.

Viale Milano 26, 36075 Montecchio Maggiore (VI), Italy

Attn: Marketing & Sales Director

If to Purchaser:

NEUROCRINE BIOSCIENCES Inc.,

12780 El Camino Real, San Diego, California, 92130, USA

Attention: Vice President, Manufacturing

With a copy to

Attention: Chief Legal Officer

Email: dlippoldt@neurocrine.com

15.3

Independent Contractors.  In the exercise of its obligations and in respect of its rights and entitlements hereunder or in respect hereof, Purchaser and FIS are and shall in all respects be treated as independent contractors with respect to each other.  Neither Party shall be deemed to be a co-venturer or partner of the other.  Neither Party is an employee or a legal representative of the other Party for any purpose.  Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

15.4

Entire Understanding.  This Agreement and Quality Agreement, the Schedules attached hereto, and any other document identified herein, represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter, which are hereby expressly terminated.

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15.5

Unintentional Omissions.  The Parties acknowledge that they have expended substantial effort in preparing this Agreement and attempting to describe, in the Schedules hereto, as thoroughly and precisely as possible, Specifications, APIs, and other information.  However, despite these efforts, the Parties acknowledge the possibility of involuntary or inadvertent omissions from the Schedules.  The Parties will agree in writing to the changes to be made to the Schedules to add these inadvertent or involuntary omissions and any such written agreement executed by the Parties shall serve as an amendment to this Agreement.

15.6

Transferability; Binding Effect.  Neither this Agreement, nor any of the rights or obligations of a Party may be directly or indirectly assigned, sold, delegated or otherwise disposed of without the prior written consent of the other Party, which consent may not be unreasonably withheld; provided, however, that either Party may assign this Agreement to an Affiliate, and either Party may assign this Agreement, in whole or part, to a successor by merger, acquisition, or sale of all or substantially all of such Party’s business or assets to which this Agreement relates, without the consent of the other Party.

15.7	Dispute Resolution.

(a)

If the Parties fail to resolve any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (other than one relating to a breach of Article XII or to the validity, enforceability, infringement or misappropriation of Intellectual Property rights, which shall not be subject to this Section 15.7), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (a “Claim”), either Party may refer the dispute, by notice to the other Party, to their respective chief executive officers, or their designees, for attempted resolution by good faith negotiations within thirty (30) days after that notice is received.

(b) Alternative Dispute Resolution.  If the Parties cannot reach a resolution of the dispute according to Section 15.7(a), then such dispute shall be finally resolved by binding arbitration in accordance with the then existing commercial arbitration rules under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by a single  arbitrator  appointed by ICC in accordance with the said rules.  Arbitration shall be conducted in New York City, New York, United States if Purchaser is the defendant party, and in Vicenza, Italy, if FIS is the defendant party, and shall be conducted in the English language.

15.8	Subcontractors. FIS may not subcontract to Third Parties any manufacturing functions in connection with the API without prior written approval from Purchaser.
15.9

Amendment.  Any amendment, modification or supplement of or to any provision of this Agreement, including the Schedules hereto, shall be effective only in writing and manually signed by a duly authorized officer of suitable title of all Parties hereto.  The Parties hereto waive the right to amend the provisions of this Section 15.9 orally.

15.10

Severability.  If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement, and the invalid

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or unenforceable provision shall be fully severed from this Agreement and there shall automatically be added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

15.11

Waiver.  Any failure of Purchaser or FIS to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by the other Party hereto and such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

15.12

Survival.  Article I, Article VII, Article X, Article XI, Article XII, Article XV, and Sections 2.8, 3.3, 3.6, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 9.1(e), 9.3 13.2, and 14.3, and any other provision which by its terms specifically shall so state, together with any obligation to make accrued but unpaid payments due hereunder, shall survive the termination or expiration of this Agreement.

15.13

Drafting Ambiguities.  Each Party to this Agreement and its counsel have reviewed and revised this Agreement.  The rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment or Schedule to this Agreement.

15.14	Headings; Schedules; Counterparts.
(a)

Headings.  The headings of the Sections of this Agreement are for reference purposes only, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(b)

Schedules.  All Schedules delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein by reference, as if fully set forth herein.  All provisions contained in any Schedule delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement.

(c)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.15	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law,.

[Signature page to follow.]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first written above.

By:F.I.S. - FABBRICA ITALIANA SINTETICI S.p.A

Name:/s/ illegible

Title:illegible

By:NEUROCRINE BIOSCIENCES Inc.

Name:/s/ Darin Lippoldt

Title:Chief Legal Officer

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Schedule 1.1

Initial Validation Stability Studies

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Schedule 1.2

Commercial Stability Studies

Services

Stability Studies

•Total cost = $[…***…]

•Long term stability study ([…***…])  @ $[…***…]

•Accelerated stability study ([…***…])  @ $[…***…]

•Intermediate stability study ([…***…])  @ $[…***…]

•Long term stability study ([…***…])  @ $[…***…]

Terms of payment

[…***…] from invoice date for each delivery

$[…***…] down payment upon signature

$[…***…] after first stability pull

$[…***…] year 2 stability start

$[…***…] year 3 stability start

$[…***…] year 4 stability start

* *** Confidential Treatment Requested

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Exhibit 2.1

Initial Non-Binding Forecast

Valbenazine Tosylate

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Schedule 2.3

Batch Sizes

API	Batch Sizes (in Kilograms)
valbenazine tosylate	[…***…]

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Schedule 3.1

API Prices

API	Number of Batches[1] Purchased per Year	Price Per Kilogram ($)
valbenazine tosylate	[…***…]	[…***…]
valbenazine tosylate	[…***…]
valbenazine tosylate	[…***…]
valbenazine tosylate	[…***…]
valbenazine tosylate	[…***…]

Note 1 - Based Upon Batch Size Detailed in Schedule 2.2

Schedule 4.1

Minimum Retest Dating

API	Number of Months
valbenazine tosylate	[…***…]

* *** Confidential Treatment Requested
* *** Confidential Treatment Requested

Exhibit 5.1

Quality Agreement